SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 14)*


                               WEST COAST BANCORP
                                 --------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
                                 --------------
                         (Title of Class of Securities)


                                   952143-10-5
                                 --------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                        (Continued on following page(s))
                                Page 1 of 5 Pages

CUSIP No. 952143-10-5
13G

1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     JOHN B. JOSEPH
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
     NOT A MEMBER OF A GROUP

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER:
     958,690

6.   SHARED VOTING POWER:
     -0-

7.   SOLE DISPOSITIVE POWER:
     958,690

8.   SHARED DISPOSITIVE POWER:
     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
     958,690      NOTE: SEE ATTACHMENT "A"

10.  CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN  SHARES*:
     INCLUDES 600 SHARES HELD BY MR. JOSEPH AS CUSTODIAN FOR HIS CHILDREN, AS TO WHICH MR. JOSEPH DISCLAIMS BENEFICIAL OWNERSHIP.

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
     10.28%

12.  TYPE OF REPORTING PERSON*
     IN



                      *SEE INSTRUCTION BEFORE FILLING OUT!



                                Page 2 of 5 Pages

ATTACHMENT "A"

Includes 65,000 shares which Mr. Joseph has a right to acquire within 60 days of December 31, 1998, pursuant to the exercise of stock options.













































                                Page 3 of 5 Pages

ITEM 1.       INFORMATION REGARDING ISSUER
         (a)  NAME:        WEST COAST BANCORP
         (b)  ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:
              535 E. First Street
              Tustin, CA 92780

ITEM 2.       INFORMATION REGARDING PERSON FILING
         (a)  NAME:        JOHN B. JOSEPH

         (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
              1540 S. Lewis Street
              Anaheim, CA 92805

         (c)  CITIZENSHIP:   UNITED STATES

         (d)  TITLE OF CLASS OF SECURITIES:
              COMMON STOCK, NO PAR VALUE

         (e)  CUSIP NUMBER:  952143-10-5

ITEM 3.       DESIGNATED SPECIAL PERSON
              NOT APPLICABLE

ITEM 4.       OWNERSHIP
              SEE ITEMS 5-11 ON COVER PAGE WHICH ARE INCORPORATED
              HEREIN BY THIS REFERENCE

ITEM 5.       OWNERSHIP OF 5% OR LESS OF A CLASS
              NOT APPLICABLE

ITEM 6.       OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
              NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY NOT APPLICABLE

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
              NOT APPLICABLE

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP
              APPLICABLE










                                Page 4 of 5 Pages

ITEM 10.      CERTIFICATION
              NOT APPLICABLE




SIGNATURE
After a reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:     February 12, 1999
           Providing information
           As of December 31, 1998

                           BY: ________________________
                                    JOHN B. JOSEPH




































                                Page 5 of 5 Pages